EXHIBIT 99.1

Simmons First Announces Closings of Financial Centers

PINE BLUFF, Ark., March 5, 2010 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) today announced that it will be closing nine financial centers in nine cities throughout Arkansas in June as part of a "Branch Right Sizing" initiative. After the closing of these nine financial centers Simmons First will conduct business from 79 offices of which 75 are financial centers in 40 communities. Chairman and Chief Executive Officer, J. Thomas May stated, "Our purpose is to make sure our financial centers are located in the most convenient locations to best serve our customers, and to accomplish this goal in an efficient, profitable manner."

 "Over the last three years, Simmons First has closed, consolidated and opened new financial centers to continually manage our product delivery system and best meet the needs of our customers. The affected financial centers have experienced a decline in transaction activity over the past several years. This decline in activity, without realistic expectations for reversing the decline, has led us to the decision to close these locations," explained May.

Affected Financial Centers:
Simmons First National Bank
316 West Park Street, Altus, AR
202 Main Street, Grady, AR
105 South Main Street, Gould, AR
501 Main Street, Leslie, AR
1479 Hwy 62 and 412, Cherokee Village, AR

Simmons First Bank of El Dorado, N. A.
Downtown: 208 North West Avenue, El Dorado, AR
501 Olin Street, Huttig, AR

Simmons First Bank of Jonesboro
1921 Woodsprings Road, Jonesboro, AR

Simmons First Bank of Russellville
23 Elm Street, Hector, AR

Simmons First is notifying all customers with accounts currently maintained at the affected locations of the upcoming closings. These customers will be served by other Simmons First financial centers convenient to them.

Simmons First will find a position within the company for every associate in the financial centers being closed. "Our philosophy has and continues to be that, when we close a location, we will find a job for every associate. That is our culture and it enables us to best serve our customers," commented May.

Simmons First National Corporation is a $3.1 billion Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. The Company's eight banks currently conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President and
           Investor Relations Officer
          (870) 541-1000